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                                                               EXHIBIT 5.1

                        WILSON SONSINI GOODRICH & ROSATI
                               650 Page Mill Road
                        Palo Alto, California 94304-1050
              Telephone: (650) 493-9300 Facsimile: (650) 493-6811

                                 July 22, 1998


Cell Genesys, Inc.
342 Lakeside Drive
Foster City, California  94404

        RE:    REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on July 22, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,760,000 shares of your Common Stock reserved for issuance under the 1998 Incentive Stock Plan. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plan.

        It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation

                                          /s/ WILSON SONSINI GOODRICH & ROSATI